UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 11, 2022
SERA PROGNOSTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-40606	26-1911522
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2749 East Parleys Way, Suite 200 Salt Lake City, Utah	84109
(Address of principal executive offices)	(zip code)
Registrant’s telephone number, including area code: (801) 990-0520
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging Growth Company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value per share	SERA	The Nasdaq Stock Market LLC

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On April 11, 2022, the Board of Directors (the “Board”) of Sera Prognostics, Inc. (the “Company”) appointed Jane F. Barlow, M.D., MPH, MBA, effective April 11, 2022 (the “Effective Date”), as a director to the Board to serve as a Class I Director with a term expiring at the Company’s 2022 annual meeting of stockholders.
Dr. Barlow, age 61, has served as Chief Executive Officer of Jane Barlow & Associates, LLC, a consulting firm focused on value-based health care services, since January 2017, and Executive Vice President and Chief Clinical Officer at Real Endpoints, a data, analytics, and advisory firm, since January 2017. She currently serves on the board of directors of ContraFect Corp., a publicly traded biotechnology company, and Viracta Therapeutics, Inc., a publicly traded precision oncology company. Dr. Barlow also serves on the board of directors of Point Health, a healthcare navigation platform, the advisory board of Refactor Health, and the Biotech Advisory Board of Pictet Asset Management, an asset management firm. Prior to her current roles, Dr. Barlow was Associate Chief Medical Officer at CVS Health and Chief Medical Officer of CVS Health’s Government Services arm where she successfully implemented industry-leading clinical strategies supporting drug purchasing, distribution, and utilization management. Formerly, she served as Vice President of Clinical Innovation at Medco Health Solutions, leading the adoption of cutting-edge therapeutic programs through all aspects of pharmacy. Dr. Barlow previously served on the board of directors of Momenta Pharmaceuticals, Inc., (prior to and during its sale to Johnson and Johnson), Therapeutics MD Inc., and SilverScript Insurance Company. Dr. Barlow received her medical degree from Creighton University School of Medicine and subsequently completed her residency in occupational and environmental medicine at The Johns Hopkins University, where she also earned her M.P.H. Additionally, she holds an M.B.A. from the University of Alabama. She is board-certified in occupational medicine and a fellow of the American College of Occupational and Environmental Medicine and the American College of Preventive Medicine. She is a diplomat of the American College of Physician Executives and a member of the American Medical Association. We believe that Dr. Barlow is qualified to serve as a member of our Board because of her extensive experience in steering pharmaceutical development, academic background and service on corporate and charitable boards.
In connection with Dr. Barlow’s election to the Board, and pursuant to the Company’s Non-Employee Director Compensation Policy, on the Effective Date, Dr. Barlow was granted a non-qualified stock option to purchase shares of the Company’s common stock, effective as of the Effective Date (the “Grant Date”), with a Grant Date fair value of $240,000 (based on a Black-Scholes valuation method and rounded down to the nearest whole share) (the “Option”). The Option has a per share exercise price equal to the fair market value (as defined in the Company’s 2021 Equity Incentive Plan) of the Company’s common stock on the Grant Date. The Option will vest in thirty-six (36) substantially equal monthly installments following the Grant Date, subject to Dr. Barlow continuing to provide services to the Company through each such vesting.
In addition, Dr. Barlow is entitled to receive an annual cash retainer of $35,000 for her service as a non-employee director of the Company pursuant to the Company’s Non-Employee Director Compensation Policy, prorated for the portion of the year that Dr. Barlow serves as a director. Currently, the Board has not made a determination regarding any committee assignments for Dr. Barlow.
Also in connection with Dr. Barlow’s election to the Board, Dr. Barlow and the Company will enter into an indemnification agreement in the form the Company has entered into with its other non-employee directors, which form is filed as Exhibit 10.1 to the Company’s Amendment No. 1 to its Registration Statement on Form S-1 (File No. 333-257038) filed by the Company on July 8, 2021. Under this agreement, the Company will agree, among other things, to indemnify Dr. Barlow for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by Dr. Barlow in any action or proceeding arising out of her service as one of the Company’s directors to the maximum extent allowed under Delaware law.
There are no arrangements or understandings between Dr. Barlow and any other person pursuant to which Dr. Barlow was appointed as a director. There are no transactions to which the Company is a party and in which Dr. Barlow has a material interest that is required to be disclosed under Item 404(a) of Regulation S-K. Dr. Barlow has not previously held any positions with the Company and has no family relations with any directors or executive officers of the Company.
On April 12, 2022, the Company issued a press release announcing Dr. Barlow’s appointment to the Board, a copy of which is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01    Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
99.1	Press release dated April 12, 2022.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SERA PROGNOSTICS, INC.

By:	/s/ Jay Moyes
Jay Moyes
Chief Financial Officer
Date: April 12, 2022